SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): 09/14/2007

Vermillion, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-31617

DE	33-059-5156
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
6611 Dumbarton Circle Fremont, CA 94555
(Address of principal executive offices, including zip code)
510.505.2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
Item 9.01. Financial Statements and Exhibits
Signature(s)
EXHIBIT 99.1

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     Vermillion, Inc. (Nasdaq: VRML) announced today that it received written notification from The Nasdaq Stock Market (“Nasdaq”) that the Company has regained compliance with Nasdaq Marketplace Rule 4310(c)(3) as a result of achieving a market value of listed securities of the Company’s common stock of $35 million or more for a period of 10 consecutive business days. Nasdaq notified the Company on August 17, 2007 that the Company was not in compliance with the minimum requirements set forth in Marketplace Rule 4310(c)(3), which requires that a company listed on Nasdaq have a minimum of $2.5 million stockholders’ equity, $35 million market value of listed securities or $500,000 of net income from continuing operations. According to the Nasdaq, this matter is now closed.
     This notification does not resolve the noncompliance with Marketplace Rule 4310(c)(4) pertaining to the minimum bid price requirement for continued listing. Pursuant to notice from Nasdaq dated September 6, 2007, the Company has a period of 180 calendar days, or until March 4, 2008, to regain compliance with this Rule.
     A copy of the Company’s press release announcing receipt of the notice of compliance from Nasdaq is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Exhibit
Number	Description
99.1	Press release of the Company dated September 17, 2007 - “Vermillion, Inc. Announces Receipt of Notice of Noncompliance from Nasdaq”

Signature(s)
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.

Date: September 17, 2007	By:	/s/ Gail S. Page

Gail S. Page
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX -99.1	Press release of the Company dated September 17, 2007 - “Vermillion, Inc. Announces Receipt of Notice of Compliance from Nasdaq”